                                                                   Exhibit (11)


                             ZYCAD CORPORATION
                 COMPUTATION OF NET INCOME (LOSS) PER SHARE
                              (IN THOUSANDS)
                                (unaudited)



                                                        Three Months Ended   Six Months Ended
                                                             June 30,           June 30,
                                                        ------------------  ------------------

                                                          1996      1995      1996      1995
                                                          ----      ----      ----      ----

Weighted average shares outstanding                      20,026    19,083     19,914    19,181

Effect of dilutive stock options and
   warrants based on treasury stock method                   --     1,235         --     1,211
                                                        -------    ------     ------    ------

Average common and common equivalent shares              20,026    20,318     19,914    20,392
                                                        -------    ------     ------    ------
                                                        -------    ------     ------    ------

Net income (loss)                                       $(3,522)  $   741    $(8,539)   $1,421
                                                        -------    ------     ------    ------
                                                        -------    ------     ------    ------

Net income (loss) per share                             $ (0.18)  $  0.04    $(0.43)    $ 0.07
                                                        -------    ------     -----     ------
                                                        -------    ------     -----     ------



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